EXHIBIT 99.1

HCW Biologics Reports Fourth Quarter 2025 and Fiscal Year 2025

Business Highlights and Financial Results

Miramar, FL – March 31, 2026 – HCW Biologics Inc. (the “Company” or “HCW Biologics”) (NASDAQ: HCWB), a clinical-stage biopharmaceutical company developing transformative fusion immunotherapeutics to support or treat diseases promoted by chronic inflammation, today reported financial results and recent business highlights for its three months ended December 31, 2025.

On November 17, 2025, the Company initiated its first-in-human clinical trial to evaluate HCW9302, the lead product candidate for the Company’s program to develop treatments for autoimmune disorders and proinflammatory diseases, in patients with areata alopecia. HCW9302 is a subcutaneously injectable, first-in-kind interleukin-2 (“IL-2”) fusion immunotherapeutic. IL-2, the active component of HCW9302, is the cytokine in humans and other vertebrates responsible for maintaining the proper numbers and functions of Treg cells in the body. Treg cells control excessive inflammation caused by other immune cells, which is the etiology of autoimmune diseases.

The Company believes that HCW9302 can suppress the hair-follicle killing activities of the auto-reactive immune cells by activating and expanding regulatory T cells (“Treg”) cells. There are no curative FDA approved treatments of this indication. Alopecia areata causes sudden hair loss and can have a significant negative impact on patients’ quality of life and psychological health. The National Alopecia Areata Foundation estimates approximately 160 million people worldwide and 7 million people in the United States have alopecia areata. The condition affects about 2% of the global population at some point in their lifetime.

The Phase 1 multi-center dose-escalation study of HCW9302 is designed to treat up to 30 patients. The primary objectives of the study are to evaluate the safety of HCW9302, injected under the skin (subcutaneously), and to determine the recommended dose level to advance to later phase clinical studies. A preliminary human data read out is expected in the first half of 2026.

Dr. Hing C. Wong, the Company’s Founder and Chief Executive Officer said, “We are excited to be the sponsor of this clinical study to evaluate this promising new treatment for alopecia areata. We will be conducting additional ancillary studies to provide further insights into disease responses and the effects of HCW9302 on proliferation and function of immune cells, particularly Treg cells.”

Dr. Wong continued, “Based the results of our preclinical studies including non-human primates, we believe the human data read out will show that HCW9302 has superior IL-2Rα affinity and will sustain serum exposure, which could potentially make it favorable for the expansion and in increasing the functionality of Treg for autoimmune disease treatments. HCW9302 was well tolerated in non-human primate studies. If this remains the case in human studies, this would be a significant improvement over conventional IL-2 therapies that have low tolerability profiles. We believe the data will confirm that HCW9302 can achieve strong biological activity at lower therapeutic dose levels, and as a result, will have a favorable tolerability and at the same time can potentially enhance receptor selectivity and reduce off-target effects.”

Business Highlights

Upfront License Fee Received for Exclusive Worldwide License for HCW11-006

As of March 16, 2026, we received the full payment of the upfront licensing fee for the exclusive worldwide license for HCW11-006, a preclinical molecule licensed to Beijing Trimmune Biotech Co., Ltd. (“Trimmune”). The Company received $3.5 million in gross proceeds, and $2.9 million net after taxes. In addition to the cash portion of the upfront license fee, the Company received a transferable minority equity interest in Trimmune.

HCW Biologics is eligible to receive additional payments under the license, including development milestone payments and double-digit royalties on future product sales, as well as a portion of the proceeds from certain future transaction(s) involving the licensed molecule, if and when such transaction(s) occur. Upon completion of Phase 1 by the licensee, the Company may exercise its Opt-In Rights to reclaim the rights to the Americas market. For an additional fee, Trimmune may exercise an option to license the China rights to HCW9302, the Company’s clinical-stage molecule, currently being evaluated in a Phase 1 trial in an autoimmune disorder.

Commercial-Ready Molecules Used as Reagents

During the year ended December 31, 2025, the Company launched two of its proprietary fusion protein molecules as commercial-ready molecules used as reagents to be used to support the production of cell-based immunotherapeutics to treat infectious diseases and cancer. While the Company’s focus remains on the development of fusion immunotherapeutics for the treatment of diseases promoted by chronic inflammation, the Company intends to market these reagents directly or through a corporate partnership to generate revenue which could offset development costs for its other immunotherapeutic treatments.

On March 13, 2026, Science Advances, a peer-reviewed, high-impact journal, released a publication with the Company’s data that showed the Company’s proprietary, commercial-ready compound, HCW9206, could fundamentally change how CAR-T cell therapies are manufactured and potential improve their clinical efficacy against diseases such as cancer and HIV. These findings support the Company’s belief that HCW9206 is a leap forward in both clinical potential and manufacturing efficiency.

Fourth Quarter 2025 Financial Results

Revenues: Revenues for the three months ended December 31, 2024 and 2025 were $394,804 and $27,010, respectively. Revenues for the years ended December 31, 2024 and 2025 were $2.6 million and $54,232, respectively. Historically, revenues have been derived exclusively from the sale of licensed molecules to the Company’s licensee, Wugen. In the year ended December 31, 2025, the Company agreed to a one-year suspension of the Wugen License Agreement in exchange for the exclusive right to market HCW9206 and HCW9201 as reagents and potentially identify a new corporate partner during this period.

Research and development (R&D) expenses: R&D expenses for the three months ended December 31, 2024 and 2025 were $1.0 million and $1.3 million, respectively, an increase of $283,491, or 27%. R&D expenses for the years ended December 31, 2024 and 2025 were $6.4 million and $5.4 million, respectively, a decrease of $1.0 million, or 15%. R&D expenses in the year ended December 31, 2024 were higher than in the comparable period in 2025, due to higher expenses incurred for manufacturing and materials.

General and administrative (G&A) expenses: G&A expenses for the three months ended December 31, 2024 and 2025 were $2.0 million and $1.5 million, respectively, a decrease of $526,175, or 26%. G&A expenses for the years ended December 31, 2024 and 2025 were $6.8 million and $7.7 million, respectively, an increase of $884,832 or 13%. The increase in G&A expenses in 2025 was primarily due to salaries and benefits and professional fees related to audit services, tax and other advisory services, as well as required activities to remain in compliance with SEC regulations and Nasdaq listing rules.

Legal expenses (recoveries), net: Legal expenses and recoveries, net represent the legal fees that the Company incurred for an Arbitration which held its hearing in May 2024, was settled on July 13, 2024, and was dismissed on December 24, 2024. Legal expenses (recoveries), net for the three months ended December 31, 2024 and 2025 were $148,949 and $120,136, respectively. Legal expenses (recoveries), net for the years ended December 31, 2024 and 2025 were $15.9 million and a contra expense of ($1.5) million, respectively. In January 2025, the Company received a $2.0 million insurance reimbursement that was paid directly to the law firm involved in representing Dr. Hing C. Wong, the Company’s Founder and Chief Executive Officer, in the Arbitration. The Company and Dr. Wong reached a settlement agreement in 2025 for the full balance of $7.5 million which was owed for legal fees incurred in connection with the defense for Dr. Wong, resulting in a gain of $5.5 million for the year ended December 31, 2025.

Net (loss) gain: Net (loss) gain for the three months ended December 31, 2024 and 2025 was ($3.4) million and $2.2 million, respectively. Net loss for the years ended December 31, 2024 and 2025 was ($30.0) million and ($6.5) million, respectively.

Financial Guidance

As of December 31, 2025, the Company believes that substantial doubt exists regarding its ability to continue as a going concern for at least 12 months from the issuance date of the audited financial statements, without additional funding or financial support. We considered future elements of our financing plan, especially business development programs, that were probable and likely to be implemented within the next year to determine if financing activities currently underway are sufficient to mitigate the substantial doubt in our going concern analysis. We have had early success in completing key elements of our multi-step financing plan, however, we cannot be assured that we will continue to have success with remaining elements of our plan.

An important part of the Company’s future financing plans is the ability to access the public markets for the sale of securities. On February 26, 2026, the Nasdaq Hearings Panel found that the Company regained compliance with all continued listing rules of The Nasdaq Capital Market. Pursuant to Listing Rule 5815(d)(4)(B), the Company will be subject to a Mandatory Panel Monitor. If, within that one-year monitoring period, the Staff again finds the Company to be out of compliance with the Equity Rule that was the subject of the exception, notwithstanding Rule 5810(c)(2), the Staff will issue a Delist Determination Letter and the Company will have an opportunity to request a new hearing with the initial Panel or a newly convened Hearings Panel if the initial Panel is unavailable. On March 26, 2026, the Company received a written notice from the Staff which notified the Company that, for the 30 consecutive business days, the Company’s security did not maintain a minimum bid price of $1 per share, in accordance with Nasdaq Listing Rule 5810(c)(3)(A) (“Bid Price Rule”). Due to the fact that the Company effected a 1-for-40 reverse stock split on April 11, 2025, the Company was not afforded a 180-calendar day period to demonstrate compliance. The Company plans to request an appeal of this determination in a timely manner.

About HCW Biologics

HCW Biologics Inc. (the “Company”) (NASDAQ: HCWB) is a clinical-stage biopharmaceutical company developing transformative fusion immunotherapeutics to support or treat diseases promoted by chronic inflammation, including autoimmune diseases, cancer, and senescence-associated dysplasia. The Company’s immunotherapeutics represent a new class of drugs that it believes have the potential to fundamentally change the treatment of proinflammatory and senescence-associated diseases and conditions that are promoted by chronic inflammation — and in doing so, improve patients’ quality of life and possibly extend longevity. Chronic inflammation is believed to be a significant contributing factor to the cause of conditions that diminish healthspan, including many types of cancer, autoimmune diseases and other proinflammatory diseases such as neurodegenerative diseases, as well as senescence-associated dysplasia, such as bronchopulmonary dysplasia, that impact quality-of-life but are not life-threatening. The Company has begun commercialization of certain commercial-ready proprietary compounds for use as reagents in the production of cell-based immunotherapeutics for the treatment of infectious diseases and cancer. HCW9206 is a reagent that supports a new method of generating highly functional human CAR-T cells for treating infectious diseases and cancer. HCW9201 is a reagent that supports enhanced anti-tumor activity and contributes to treatment resilience in the adverse tumor microenvironment. The Company’s lead product candidate for its autoimmune program is HCW9302, which is subcutaneously injectable, first-in-kind interleukin-2 (“IL-2”) fusion molecule constructed using the Company’s TOBI™ platform technology. HCW9302 is currently being evaluated in a Phase 1 clinical study in patients with alopecia areata, which initiated in November 2025 (NCT07049328). The Company has identified two preclinical lead product candidates which are currently in IND-enabling stage for internal development constructed with its proprietary TRBC drug discovery and development platform. HCW11-018b (“Big BiTE”) is a tetra-valent T-cell engager designed to address shortfalls of bi-specific T-cell engagers (“BiTE”) related to manufacturability, safety profile, and ability to treat a wide spectrum of solid tumors. HCW11-040 is a pembrolizumab-based, tetra-valent immune checkpoint inhibitor. To improve efficacy, HCW11-040 is equipped with other moieties in addition to pembrolizumab which neutralizes the immunosuppressive cytokine, TGF-β, and activates effector immune cell responses. A key aspect of the Company’s clinical development and financing strategy is to focus on its business development programs. To date, the Company has entered into two licensing agreements in which it has licensed exclusive, worldwide rights for some of its proprietary molecules. See the Company Pipeline at https://hcwbiologics.com/pipeline/

Forward Looking Statements

Statements in this press release contain “forward-looking statements” that are subject to substantial risks and uncertainties. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words and include: the Company’s ability to develop new immunotherapeutic treatments for non-oncology or oncology indications; timing of initiation of studies for age-related and autoimmune diseases; the Company’s ability to continue as a going concern and that after considering the elements of the Company’s financing plan that were probable to occur within a year of the date of issuance, the Company concluded that substantial doubt was not alleviated in its going concern analysis; the Company’s cash runway; the effectiveness of HCW9302 in clinical trials and data readouts against autoimmune conditions; the Company’s ability to license its preclinical molecule(s); the ability of the Company to enter into a corporate partnership to market commercial-ready reagents; the actual success and potency of the Company’s TRBC fusion molecules;; the actual success and potency of pembrolizumab-based TRBC fusion molecules;; the ability of the Company’s partner to develop, manufacture and undergo clinical trials with HCW11-006; the Company’s future capital-raising plans and ability to continue with clinical development efforts until they are achieved, if at all; and Company’s ability to pay legal fees incurred in connection with the arbitration with ImmunityBio and its affiliates. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, but are not limited to, the risks and uncertainties that are described in the section titled “Risk Factors” in the annual report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on March 31, 2026 and in other filings filed from time to time with the SEC. Forward-looking statements contained in this press release are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Company Contact:

Rebecca Byam

CFO

HCW Biologics Inc.

rebeccabyam@hcwbiologics.com

HCW Biologics Inc.

Statements of Operations

	For the Three Months Ended December 31,		Years Ended December 31,
	2024	2025	2024	2025
Revenues:	Unaudited		Audited
Revenues	$394,804	$27,010	$2,566,792	$54,232
Cost of revenues	(315,843)	(21,609)	(1,607,389)	(43,386)
Net revenues	78,961	5,401	959,403	10,846

Operating expenses:
Research and development	1,049,611	1,333,102	6,388,994	5,442,884
General and administrative	2,040,160	1,513,985	6,816,449	7,701,281
Legal expenses	148,949	120,136	15,910,480	(1,470,809)
Impairment of long-lived asset	—	1,500,000	—	1,500,000
Nonoperating loss	—	—	1,300,000	—
Total operating expenses	3,238,720	4,467,223	30,415,923	13,173,356
Loss from operations	(3,159,759)	(4,461,822)	(29,456,520)	(13,162,510)
Interest expense	(248,107)	(212,128)	(654,284)	(845,051)
Change in fair value of investment	—	—	—	(273,422)
Change in fair value of contingent liability	—	—	—	1,055,826
Loss on sale of put shares	—	(81,828)	—	(263,974)
Gain on extinguishment of liability	—	5,461,046	—	5,461,046
Other income, net	34,593	13,964	86,990	68,376
Net loss	$(3,373,273)	$719,232	$(30,023,814)	$(7,959,709)
Equity dividend to investor	—	(4,185,194)	—	(14,338,993)
Net loss attributable to Common Stockholders	$(3,373,273)	$(3,465,962)	$(30,023,814)	$(22,298,702)
Net loss per share, basic and diluted	$(3.19)	$(1.02)	$(30.96)	$(10.63)
Weighted average shares outstanding, basic and diluted	1,057,542	3,384,062	969,825	2,097,701

HCW Biologics Inc.

Audited Balance Sheets

	December 31,	December 31,
	2024	2025

ASSETS
Current assets:
Cash and cash equivalents	$4,674,572	$1,952,464
Accounts receivable, net	582,201	32,175
Prepaid expenses	328,181	222,156
Other current assets	113,528	77,564
Total current assets	5,698,482	2,284,359
Investments	1,599,751	1,326,329
Property, plant and equipment, net	22,909,869	20,880,849
Other assets	28,476	28,476
Total assets	$30,236,578	$24,520,013
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities
Current liabilities:
Accounts payable	$22,332,261	$13,143,394
Accrued liabilities and other current liabilities	981,940	1,110,104
Short-term debt, net	6,314,684	6,809,215
Total current liabilities	29,628,885	21,062,713
Debt, net	7,377,865	—
Contingent liability - related party	—	692,531
Total liabilities	37,006,750	21,755,244
Commitments and contingencies (Note 17)
Stockholders’ equity (deficit):
Common stock:
Common, $0.0001 par value; 250,000,000 shares authorized and 1,113,532 shares issued at December 31, 2024; 250,000,000 shares authorized and 3,279,812 shares issued at December 31, 2025	111	328
Additional paid-in capital	93,785,854	111,280,287
Accumulated deficit	(100,556,137)	(108,515,846)
Total stockholders’ equity (deficit)	(6,770,172)	2,764,769
Total liabilities and stockholders’ equity (deficit)	$30,236,578	$24,520,013